Exhibit 10(n)

Agreement

Among the Ministry of Economy of the Republic of Uzbekistan, “Uzeltechprom Association”, Bank Association of the Republic of Uzbekistan, E-Smart Technologies Inc. and Daewoo International Corporation.

This Agreement (“Agreement”) is made and entered into this day of 13 August, 2004 by and among Ministry of Economy of the Republic of Uzbekistan having office at 45-A Uzbekistansky ave. Tashkent city, Uzbekistan; “Uzeltechprom” Association having office at 13 Movauronnakhr ave. Tashkent city, Uzbekistan, Bank Association of the Republic of Uzbekistan having office at 1 Khodjaeva str., Tashkent city, Uzbekistan, (collectively Uzbek Party), e-Smart Technologies Inc., a corporation duly organized and existing under the laws of the United States of America having office at 7225 Bermuda Road, Suite C, Las Vegas, Nevada, 89119, USA (E-SMART) and Daewoo International Corporation, a corporation duly organized under the laws of the Republic of Korea and having its principal place of business at 541 Namdaemunno 5-ga, Chung-gu, Seoul, Korea (DAEWOO)(collectively the Korean-US Party)(all the parties hereto referred to as the Parties).

Whereas the Parties desire to further introduce ICT into the development of electro-technical industry of the Republic of Uzbekistan, to extend the servicing system in the bank sphere and to improve the information exchange process in all spheres of life of the State;

Whereas, E-SMART and DAEWOO are leading companies in the sphere of development and introduction of high technology projects; and

Whereas, Uzbek Party wishes to furnish equal involvement of state and social institutions, companies and wide layers of population of Republic of Uzbekistan to utilize the new technologies both on the national and international level;

Now, therefore, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

Article 1

The aim of the present Agreement is the cooperation of the Parties to realize the development and introduction of e-Smart multifunctional system project (the “Project”) in Republic of Uzbekistan. E-Smart is willing to consider              a Joint Venture on the basis of one of the enterprise of “Uzeltechprom” Association.

Article 2

The Parties have come to the agreement, that the Korean-US Party, being the sole provider of biometrical system of identification and Super Smart Card, is going to realize the Project for “turnkey” introduction of Smart Card system by organizing the production process of Super Smart Card, utilizing hard and software thereof in the territory of the Republic of Uzbekistan.

Specific terms of investment and implementation for the Project shall be determined by the date of the project contract to be made later among the Parties on the basis of the present agreement.

Article 3

The Parties confirm that the following ______________ of __________________________ directions in the realization of the Project:

•	Specialized bank payment system;

•	Electronic ID cards, e-passports, membership cards;

•	Electronic payment system;

•	The System of access control to the Ministries and other governmental bodies;

•	Project of social direction (insurance, healthcare and etc.).

Article 4

The Parties shall execute the research of Uzbek market, market of Central Asian countries for the performance of the Project. After such research, considering the elaboration of the Project, the Korean-US Party will develop and present to the authorized bodies of the Republic of Uzbekistan the business-plan with corresponding technical and economical plan for the Project, which will include the steps of introduction of the Project with maximum utilization of local raw material and human resources on mutually profitable terms for both Parties.

Article 5

As an institutional base for the Project realization, E-SMART will consider his adherence to the creation of the Joint Venture on the basis of “Uzeltechprom” Association enterprises for preparation and further realization of the Project in the Republic of Uzbekistan.

Article 6

Uzbek Party shall organize a task force for the Project consisting of delegation from each related government bodies signed here-in and E-SMART and DAEWOO shall organize technical investigation team respectively within 4 weeks from the date of this Agreement.

Besides, the Uzbek Party will provide overall legal, political and then financial support for its activity within its competence and according to the legislature of the Republic of Uzbekistan, including the involvement of other interested organization into the Project.

Article 7

The Parties shall consider about the cooperation in the development of hardware or software being produced in Uzbekistan to be used within the frames of the Project, and explore the possibility of export of any such locally manufactured products to the markets of Central Asia to be agreed by the parties, according to the marketing research of DAEWOO and E-SMART.

Article 8

All intellectual property rights, including, without limitation to the generality of the foregoing, copyright, in any material produced in pursuance of the proposal and/or tender, shall vest in and at all times remain vested in the originator of that material.

Neither party shall gain or acquire by virtue of this Agreement, any rights or ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other parties.

Neither party shall use the trademarks, service marks, proprietary words or symbols of the other party without the express prior written consent of the other party.

Article 9

In order to realize the present Agreement, the Parties agreed to the constant exchange of information and data, concerned with the Project.

Article 10

Each Party acknowledges that each party may disclose information to the other party, its business plans, its business activities and operations, its technical information and trade secrets, which is marked or otherwise identified as confidential or proprietary. Each party shall hold such information in strict confidence and shall not reveal the same nor shall it use such information for its own benefit, except for any information which is: generally available to or known to the public; known to such party prior to the negotiations leading to this Agreement; independently developed by such party outside the scope of this Agreement; or lawfully disclosed by or to a third party or tribunal. The confidential information of each party shall be safeguarded by the other to the same extent that it safeguards its own confidential materials or data relating to its own business.

Article 11

This Agreement shall be effective immediately upon the due execution and delivery of same by all parties hereto and shall remain in full force and effect until a more detailed agreement has been executed and delivered by all parties hereto.

This Agreement shall terminate upon the earliest of the following events:

(a)	Concluding the main contract for the Project.

(b)	Mutual agreement of the Parties.

Upon termination, the provisions of paragraphs 8 and 10 shall survive termination and shall be effective for a period of 5 years.

The Ministry of Economy of the Republic of Uzbekistan, Uzeltechprom and the Bank Association of the Republic of Uzbekistan agree that they will not negotiate with or enter agreements with any parties other than e-Smart and Daewoo to perform the services described herein for a period of ninety (90) days from the date of this Agreement.

Article 12

Force Majeure. Neither party shall be liable for any delay or failure in performing its obligations hereunder due to causes beyond the reasonable control of the parties, including but not limited to, natural disaster, strikes, lock outs, war (declared or undeclared), mobilization (preparation for war), revolutions, riots, sabotage, terrorism or acts of any governmental authority.

Publicity. Any news release, public announcement, advertisement, or publicity to be released by either party concerning this Agreement shall be subject to prior written mutual approval of the other party, which shall not be unreasonably withheld. To the extent any announcement is or may be required by law, the party so required shall in good faith attempt to get timely approval from the other party. If timely approval is not forthcoming, the requesting party shall be free to comply with such law or regulation in good faith.

Assignment. No party shall assign, sub-contract and/or delegate its rights or obligations under this Agreement without the prior written consent of the other party.

Entire Agreement. This Agreement, including the Exhibits attached hereto, if any, constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior or contemporaneous ____________ whether oral or written, and all communications between the parties relating to the subject matter of this Agreement.

Severability. If any provision of this Agreement or any part thereof, is held to be invalid, voidable or unenforceable, the remainder of this Agreement shall be in full force and effect, and each remaining provision of this Agreement shall be valid and enforceable.

Amendment. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by duly authorized representatives of the parties.

Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement, shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. All such waiver shall not be effective unless acknowledged and confirmed in writing by such party.

Governing Law/Dispute Resolution. This Agreement shall be governed by and construed in all respects in accordance with the laws of the state Great Britain. All disputes, controversies or differences which may arise out of or in connection with this Agreement or for the breach thereof, shall be finally settled by arbitration in Great Britain in accordance with the London Court of International Arbitration (LCIA). The arbitration panel shall consist of three (3) members the chairman of which shall be from a neutral country and background. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

Expenses. Each party shall, unless otherwise agreed between the parties hereto in writing, bear his own costs and expenses incurred by himself for the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first above written.

The present document is made in Tashkent city on 13th August 2004, in five copies in Russian and English, one copy being kept by each Party, which will have equal force. In case of conflicts between Russian version and English version, English version shall prevail

Uzbek Party Ministry of Economy of the Republic of Uzbekistan

/s/ Illegible
__________ /Deputy Minister
[SEAL]

“Uzeltech_________” Association

/s/ Illegible
__________ /Chairman
[SEAL]

Bank Association of the Republic of Uzbekistan

/s/ Illegible
_________ /Chairman
[SEAL]

Korean-US Party e-Smart Technologies Inc.

Mary A. Grace/CEO

Daewoo International

/s/ Illegible
__________ /President & CEO
[SEAL]